Exhibit 4.2

AMERIS BANCORP

THIRD SUPPLEMENTAL INDENTURE

Dated as of September 28, 2020

to

the Indenture

Dated as of March 13, 2017

3.875% Fixed-to-Floating Rate

Subordinated Notes due 2030

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

i

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (“Third Supplemental Indenture”), dated as of September 28, 2020 is between Ameris Bancorp, a Georgia corporation (the “Company”), and Wilmington Trust, National Association, a national banking association organized under the laws of the United States, not in its individual capacity but solely as trustee (“Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered a Subordinated Debt Indenture, dated as of March 13, 2017 (the “Base Indenture” and as hereby supplemented and amended, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of One Hundred Ten Million Dollars ($110,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 3.875% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company and the Executive and Pricing Committees of the Board of Directors of the Company;

WHEREAS, the Company desires to issue and sell One Hundred Ten Million Dollars ($110,000,000) aggregate principal amount of the Notes as of the date hereof;

WHEREAS, Section 2.1 of the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish a series of Securities thereunder and the form and terms, provisions and conditions of Securities of such series of Securities as permitted by Section 2.2 of the Base Indenture and the Company desires to establish the terms of the Notes;

WHEREAS, the Company acknowledges that all things necessary to make this Third Supplemental Indenture a legal, binding and enforceable instrument, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, binding and enforceable obligations of the Company, in each case, in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this Third Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:

Article 1
SCOPE OF THIRD SUPPLEMENTAL INDENTURE

Section 1.01        Scope.

This Third Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the Third Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Third Supplemental Indenture shall only apply to the Notes.

Article 2
DEFINITIONS

Section 2.01        Definitions and Other Provisions of General Application. For all purposes of this Third Supplemental Indenture unless otherwise specified herein:

(a)         all terms used in this Third Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture; provided that if the definition of a capitalized term defined in this Third Supplemental Indenture conflicts with the definition of that capitalized term in the Base Indenture, then the definition of that capitalized term in this Third Supplemental Indenture shall control for purposes of this Third Supplemental Indenture and the Notes;

(b)         the singular includes the plural and vice versa;

(c)         headings are for convenience of reference only and do not affect interpretation;

(d)         unless otherwise specified or unless the context requires otherwise, all references in this Third Supplemental Indenture to Sections refer to the corresponding Sections of this Third Supplemental Indenture;

(e)         the provisions of general application stated in Sections 10.1 through 10.17 of the Base Indenture shall apply to this Third Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Third Supplemental Indenture;

(f)          Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Administrative or Judicial Action” has the meaning provided in the definition of “Tax Event.”

“Ameris Bank” means Ameris Bank, or any successor thereof.

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Company or its designee determines on or prior to the Reference Time for any Floating Rate Interest Period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such Floating Rate Interest Period and any subsequent Floating Rate Interest Periods.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that the Company or its designee determines is available (with notice to the Calculation Agent) as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)	the sum of (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(4)	the sum of (a) the alternate rate that has been selected by the Company or the Company’s designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that the Company or its designee determines is available (with notice to the Calculation Agent) as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or the Company’s designee, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Floating Rate Interest Period”, timing and frequency of determining rates with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company or the Company’s designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or the Company’s designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or the Company’s designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or the Company’s designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with Section 3.02(e)(iv).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a look back and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Floating Rate Interest Period) being established by the Company or its designee in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)	if, and to the extent that, the Company or the Company’s designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or the Company’s designee giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread of 375.3 basis points per annum.

“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“DTC” means The Depository Trust Company.

“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Period” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Regular Record Date” has the meaning provided in Section 3.02(e)(i).

“Floating Rate Interest Period” means the period from and including the immediately preceding Floating Period Interest Payment Date in respect of which interest has been paid or duly provided for, to, but excluding, the applicable Floating Period Interest Payment Date or Maturity Date or Redemption Date, if applicable (except that the first Floating Rate Interest Period will commence on October 1, 2025).

“Floating Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Period” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Regular Record Date” has the meaning provided in Section 3.02(e)(ii).

“Independent Bank Regulatory Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of federal bank holding company and banking regulatory law, including the laws, rules and guidelines of the Federal Reserve relating to regulatory capital, and shall include any Person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tier 2 Capital Event.”

“Independent Tax Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of federal income taxation law, including the deductibility of interest payments made with respect to corporate debt instruments, and shall include any Person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tax Event.”

“Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the Calculation Agent for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means September 28, 2020.

“Material Subsidiary” means Ameris Bank or any successor thereof or any of the Company’s subsidiaries that is a depository institution and that has consolidated assets equal to 80% or more of the Company’s consolidated assets.

“Maturity Date” has the meaning provided in Section 3.02(d).

“Redemption Date” has the meaning provided in Section 3.02(e)(i).

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Company or its designee (with notice to the Calculation Agent) after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR Determination Date” means the date upon which the Three-Month Term SOFR is determined by the Calculation Agent pursuant to the Three-Month Term SOFR Conventions for each applicable Floating Rate Interest Period commencing on the First Floating Rate Interest Payment Date.

“Tax Event” means the receipt by the Company of an opinion of Independent Tax Counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law, treaty, statute or code, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion of Independent Tax Counsel, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including, without limitation, with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Rate Interest Period”, timing and frequency of determining Three-Month Term SOFR with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Company determines is reasonably necessary).

“Tier 2 Capital Event” means receipt by the Company of an opinion of Independent Bank Regulatory Counsel to the effect that, as a result of (a) any amendment to, or change in, the laws, rules, regulations, policies or guidelines of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes, (b) any proposed change in those laws, rules, regulations, policies or guidelines that is announced or becomes effective after the original issue date of the Notes, or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines or policies with respect thereto that is announced after the original issue date of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute Tier 2 capital for purposes of the capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Notes are outstanding.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(g)         Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by replacing the corresponding defined term in the Base Indenture with the following defined terms:

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Legal Officer, any Vice President (including any corporate executive vice president), the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by (i) any two of the Chief Executive Officer, the Chief Financial Officer , the Chief Legal Officer and any Vice President (including any corporate executive vice president) or (ii) any one of the foregoing and the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, in each case, of the Company, and delivered to the Trustee.

“Senior Indebtedness” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company, whether any such indebtedness exists as of the date of the Indenture or is created, incurred or assumed after such date: (i) all obligations for borrowed money; (ii) all obligations evidenced by debentures, notes, debt securities or other similar instruments; (iii) all obligations in respect of letters of credit, security purchase facilities or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (v) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company; (vi) obligations associated with derivative products including, but not limited to, interest rate and currency future or exchange contracts, foreign exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, options, interest rate future or option contracts, commodity contracts, and similar arrangements; (vii) purchase money and similar obligations; (viii) obligations to general creditors of the Company; (ix) a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Company which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith; (x) interest or obligations in respect of any of the foregoing accruing after the commencement of insolvency or bankruptcy proceedings; (xi) all obligations of the type referred to in the foregoing subclauses above of other persons or entities for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with GAAP; and (xii) any renewals, amendments, deferrals, supplements, extensions, refundings or replacements of any of the foregoing. Senior Indebtedness excludes: (v) any such indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Notes, or ranks pari passu with the Notes; (w) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as, or to a greater extent than, the Notes are subordinated; (x) any indebtedness to a subsidiary of the Company; (y) any trade account payables in the ordinary course of business; and (z) the Notes. Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other applicable regulatory agency or authority with jurisdiction over bank holding companies or financial holding companies) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in this definition of  “Senior Indebtedness” will have the meaning as described in that rule or interpretation. As used above, the term “purchase money” obligations means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

Section 2.02        Execution and Authentication

(a)         Notwithstanding anything in the Base Indenture to the contrary, for purposes of the Securities and this Indenture, the first paragraph of Section 2.3 of the Base Indenture shall be replaced with the following:

“The Securities shall be executed in the name and on behalf of the Company by the manual, electronic signature or facsimile signature by two Officers of the Company.

Unless otherwise provided herein or in any other Securities, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any other Securities or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the New York State Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee.”

Article 3
FORM AND TERMS OF THE NOTES

Section 3.01        Form and Dating.

(a)         The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by its Chief Executive Officer, its Chief Financial Officer, its Chief Legal Officer or one of its Vice Presidents (including any corporate executive vice presidents). The Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The Notes shall be dated the date of their authentication.

(b)         The terms contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Third Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02        Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)         Title. The Notes shall constitute a series of Securities having the title “3.875% Fixed-to-Floating Rate Subordinated Notes due 2030” and the CUSIP number 03076K AC2.

(b)         Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be One Hundred Ten Million Dollars ($110,000,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the Notes, the Company may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the issue date, the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided however, that a separate CUSIP number will be issued for any such additional notes unless such additional notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of the DTC.

(c)         Person to Whom Interest Is Payable. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name the Notes are registered for such interest at the close of business on the 15th day immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day. Any such interest which is payable, but not so punctually paid or duly provided for on any Interest Payment Date, shall cease to be payable to the Holder on such relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the person in whose name the Notes are registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such special record date that complies with Section 2.13 of the Base Indenture, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange and in compliance with the Base Indenture. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal will be payable.

(d)         Maturity Date. The entire outstanding Principal of the Notes shall be payable on October 1, 2030 (the “Maturity Date”).

(e)         Interest.

(i)          The Notes will bear interest at a fixed rate of 3.875% per annum from and including September 28, 2020 to, but excluding, October 1, 2025 (the “Fixed Rate Period”) or earlier Redemption Date. Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2021 (each such date a “Fixed Rate Interest Payment Date”) through but excluding October 1, 2025 or earlier date of redemption (the “Redemption Date”). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the 15th day (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(ii)         The Notes will bear a floating interest rate from and including October 1, 2025 to the Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The floating interest rate per year for any Floating Rate Period shall be equal to the Benchmark plus 375.3 basis points for each quarterly Floating Rate Interest Period during the Floating Rate Period. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year commencing on January 1, 2026 through the Maturity Date or earlier Redemption Date (each such date, a “Floating Rate Interest Payment Date”, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the 15th day (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”). Notwithstanding the foregoing, if the Benchmark is less than zero, then the Benchmark shall be deemed to be zero. The Calculation Agent will provide the Company and the Trustee with the interest rate in effect on the Notes promptly after the SOFR Determination Date (or such other date of determination for the applicable Benchmark).

(iii)        The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, October 1, 2025, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year on the basis of the actual number of days elapsed. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv)        The Company agrees that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate Three-Month Term SOFR in respect of each Floating Rate Period. The calculation of the interest rate for each applicable Floating Interest Rate Period by the Calculation Agent will (in the absence of manifest error) be conclusive and binding upon the beneficial owners and Holders of the Notes, the Company (if the Company is not also the Calculation Agent) and the Trustee. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments, for any Floating Rate Interest Period, will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Indenture. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. By its acquisition of the Notes, each Holder (including, for the avoidance of doubt, each beneficial owner) acknowledges, accepts, consents to and agrees to be bound by the Company’s and the Calculation Agent’s determination of the interest rate for each Floating Rate Interest Period, including the Company’s and its determination of any Benchmark Replacement Conforming Changes, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, and Benchmark Transition Event, including as may occur without any prior notice from the Company or the Calculation Agent and without the need for the Company or it to obtain any further consent from any Holder.

(v)         Effect of Benchmark Transition Event.

1)            If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any Floating Rate Interest Period during the Floating Rate Period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Interest Period in respect of such determination on such date and all determinations on all subsequent dates during the Floating Rate Period. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

2)            Notwithstanding anything set forth in Section 3.02(e)(ii) above, if the Company or its designee determines on or prior to the relevant SOFR Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 3.02(e)(v) will thereafter apply to all determinations of the Benchmark used to calculate the interest rate on the Notes for each Floating Rate Interest Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each Floating Rate Interest Period on the Notes will be an annual rate equal to the Benchmark Replacement plus 375.3 basis points.

3)            The Company and the Company’s designee are expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of any Benchmark Replacement for the Floating Rate Period and under this Section 3.02(e)(v). Any determination, decision or election that may be made by the Company or the Company’s designee under the terms of the Notes, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the holders of the Notes, the Calculation Agent and the Trustee absent manifest error, (B) if made by the Company or the Company’s designee, will be made in the Company’s sole discretion, and (C)  notwithstanding anything to the contrary in the Indenture, shall become effective without consent from the Holders of the Notes or the Trustee.

(vi)        For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent.

(vii)       The Company (or its designee) shall notify the Trustee and Calculation Agent in writing (i) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.

(viii)      The Trustee (including in its capacity as Paying Agent), shall have no (i) responsibility or liability for the (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its designee, as applicable, and (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or its designee’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company, its designee or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes.

(ix)         If the then-current Benchmark is Three-Month Term SOFR and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Company, then the relevant Three-Month Term SOFR Conventions will apply.

(f)          Place of Payment of Principal and Interest. So long as the Notes shall be issued in global form, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the Notes by wire transfer in immediately available funds to DTC or its nominee, in accordance with applicable procedures of DTC. If the Notes are not in global form, the Company, may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the Notes by check mailed to the address of the person specified for payment in accordance with Section 3.02(e)(i) and (e)(ii) above. A global security with respect to the Notes shall be exchangeable for physical securities of such series only if:

•	DTC is at any time unwilling or unable or ineligible to continue as a depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing;

•	The Company executes and delivers to the Trustee a Company Order to the effect that such global securities shall be so exchangeable (and the Trustee consents thereto); or

•	An Event of Default has occurred and is continuing with respect to the global securities and a Holder requests such exchange.

(g)         Redemption. The Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on October 1, 2025, but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve. The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the Notes before the Maturity Date in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. The provisions of Article III of the Base Indenture shall apply to any redemption of the Notes pursuant to this Section 3.02(g). Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the Holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed, and a replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the Holders.

(h)         Sinking Fund. There shall be no sinking fund for the Notes.

(i)          Conversion and Exchange. The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of the Company or its subsidiaries.

(j)            Denomination. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(k)           Currency of the Notes. The Notes shall be denominated, and payment of principal and interest of the Notes shall be payable in, the currency of the United States of America.

(l)            Registered Form. The Notes shall be issuable as global Registered Securities, and DTC (or any successor thereto or successor depositary appointed by the Company within 90 days of the termination of services of DTC) shall be the depositary for the Notes. Sections 2.11 and 2.14 of the Base Indenture shall apply to the Notes.

(m)          Events of Default. The Events of Default provided for in Section 6.1 of the Base Indenture shall apply to the Notes, provided that:

(i)	the text of clause (c) of Section 6.1 of the Base Indenture is deleted and replaced, reading in its entirety as follows:

(c) in the event of an appointment of a Custodian for the Company’s Material Subsidiary.

(n)          Acceleration of Maturity. Section 6.2 of the Base Indenture shall apply to the Notes, except that the first paragraph thereof shall be substituted with the following:

“If an Event of Default under clause (c), (e) or (f) of Section 6.1 occurs and is continuing, then the principal amount of all the Notes, together with premium, if any, and accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the Notes shall not otherwise be accelerated as a result of an Event of Default.”

(o)          Ranking. The Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Company, whether existing as of the date of this Third Supplemental Indenture, or hereafter issued or incurred. Subject to the terms of the Base Indenture, if the Trustee or any holder of any of the Notes receives any payment or distribution of the Company’s assets in contravention of the subordination provisions applicable to the Notes before all Senior Indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all unpaid Senior Indebtedness.

(p)          No Collateral. The Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(q)          Satisfaction and Discharge; Defeasance. Article VIII of the Base Indenture shall apply to the Notes.

(r)           No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

(s)          Additional Terms. Other terms applicable to the Notes are as otherwise provided for in the Base Indenture, as supplemented by this Third Supplemental Indenture.

Article 4
ADDITIONAL PROVISIONS

Section 4.01       Additional Provisions.

(a)          Section 9.1 of the Base Indenture shall apply to the Notes, provided that, with respect to the Notes, the following text shall be deemed to be inserted at the end of such Section:

“Not in limitation of the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes (i) to conform the terms of the Indenture and the Notes to the description of the Notes in the prospectus supplement dated September 23, 2020 relating to the offering of the Notes; or (ii) to implement any Three-Month Term SOFR Conventions or any benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof).”

Article 5
MISCELLANEOUS

Section 5.01       Trust Indenture Act. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Third Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this Third Supplemental Indenture, the latter provision shall control.

Section 5.02       Communications by Holders with Other Holders. Holders of Notes may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 5.03       Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK~~.~~ BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

The parties hereby (i) irrevocably submit to the non-exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, the city of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

Section 5.04       Duplicate Originals. The parties may execute any number of counterparts of this Third Supplemental Indenture. Each executed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or electronic format (e.g., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (e.g., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

Section 5.05       Severability. In case any provision in this Third Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.06       Ratification. The Base Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Third Supplemental Indenture.

Section 5.07       Effectiveness. The provisions of this Third Supplemental Indenture shall become effective as of the date hereof.

Section 5.08       Successors. All agreements of the Company in this Third Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 5.09       Indenture and Notes Solely Corporate Obligations. No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any of the Trustee, any shareholder, employee, officer or director, as such, past, present or future, of the Company or of any successor entity; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Third Supplemental Indenture and the issue of the Notes.

Section 5.10       Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture, the Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 5.11       U.S.A. PATRIOT Act. The parties hereto acknowledge that, in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Third Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 5.12       Separability Clause; Entire Agreement. In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Third Supplemental Indenture, the Base Indenture, any other applicable supplemental indenture and the exhibits hereto and to the Base Indenture set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior written agreements and understandings, oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

AMERIS BANCORP

By:	/s/ H. Palmer Proctor, Jr.
Name:	H. Palmer Proctor, Jr.
Title:	Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Michael Wass
Name:	Michael Wass
Title:	Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

See attached.

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR (II) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

A-1

AMERIS BANCORP

3.875% Fixed-to-Floating Rate Subordinated Notes due 2030

No.	CUSIP: 03076K AC2
ISIN: US03076KAC27
$

Ameris Bancorp, a Georgia corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of $110,000,000 (or such other amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto) on October 1, 2030 (such date is hereinafter referred to as the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from, and including, September 28, 2020, to, but excluding, October 1, 2025, unless redeemed prior to such date, at a rate of 3.875% per annum, semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2021 (each such date, a “Fixed Rate Interest Payment Date,” with the period from, and including, September 28, 2020 to, but excluding, October 1, 2025 being the “Fixed Rate Period”) and (ii) from, and including, October 1, 2025 to, but excluding, the Stated Maturity Date, unless redeemed subsequent to October 1, 2025 but prior to the Stated Maturity Date, at a rate equal to the Benchmark plus 375.3 basis points, or such other rate as determined pursuant to the Third Supplemental Indenture, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year through the Stated Maturity Date or earlier Redemption Date (each, a “Floating Rate Interest Payment Date,” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, October 1, 2025 to, but excluding, the Stated Maturity Date being the “Floating Rate Period”). Interest payable on any Interest Payment Date will be paid to the person in whose name the Note is registered for such interest at the close of business on the 15th day immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day. The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding October 1, 2025, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for this Note falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of this page intentionally left blank. Signature page follows.]

A-2

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually, electronically or by facsimile by its duly authorized officer.

AMERIS BANCORP

By:
Name:	H. Palmer Proctor, Jr.
Title:	Chief Executive Officer

By:
Name:	Nicole S. Stokes
Title:	Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein and referred to in the within-mentioned Indenture.

Date of authentication:
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

AMERIS BANCORP

3.875% Fixed-to-Floating Rate Subordinated Notes due 2030

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “3.875% Fixed-to-Floating Rate Subordinated Notes due 2030” (herein called the “Notes”) initially issued in an aggregate principal amount of $110,000,000 on September 28, 2020. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Subordinated Debt Indenture, dated as of March 13, 2017 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the Third Supplemental Indenture between the Company and the Trustee, dated as of September 28, 2020 (the “Third Supplemental Indenture,” and the Base Indenture as supplemented and amended by the Third Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the terms, conditions and provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern to the extent that such terms, conditions and other provisions of this Note are not inconsistent with the terms, conditions and provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent that any capitalized term used in this Note and defined herein is also defined in the Indenture but conflicts with the definition provided in the Indenture, the definition of the capitalized term in this Note shall control.

The indebtedness of the Company evidenced by the Notes, including the principal thereof, premium, if any, and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, and on the terms and subject to the terms and conditions set forth in the Indenture, and shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company and not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 Capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy rules or regulations of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) as applicable to the Company and as the same may be amended or supplemented from time to time. If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article VI of the Base Indenture and Section 3.02(m) and (n) of the Third Supplemental Indenture. Accordingly, the Holder of this Note has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after October 1, 2025. The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article III of the Base Indenture and Section 3.02(g) of the Third Supplemental Indenture shall apply to the redemption of any Notes by the Company.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Notes. In certain circumstances, the Indenture permits the amendment of the Notes or the Indenture without the consent of any Holders. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register described in Section 2.7 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest (if any) on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole by The Depository Trust Company (the “Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of Individual Securities and will not be considered Holders of Notes. None of the Company, the Trustee, the Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 2.14 of the Base Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of Individual Securities, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Ameris Bancorp Administrator. The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of registered Notes in the form of Individual Securities will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP number for the Series of Securities of which the Notes are a part to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

THIS NOTE IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign the within Security, fill in the form below:

I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of Ameris Bancorp. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $110,000,000. The following increases or decreases in the principal amount of this Global Note have been made:

Date	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee